Exhibit 3.10

Eaton Technologies (Luxembourg) S.à r.l.

Société à responsabilité limitée

Luxembourg

CONSTITUTION DE SOCIETE

du 14 novembre 2012                     Numéro                     /2012

In the year two thousand and twelve, on the fourteenth day of November.

Before Maitre Marc Loesch, notary, residing in Mondorf-les-Bains (Grand Duchy of Luxembourg).

There appeared

Eaton Holding XI S.à r.l., a société à responsabilité limitée, governed by the laws of the Grand-Duchy of Luxembourg, having a share capital of twelve thousand five hundred euro (EUR 12,500.-), with registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 9.145, represented by lawyer, professionally residing in Luxembourg, by virtue of a proxy, given on 9 November 2012; such proxy, signed by the proxyholder and the undersigned notary, will remain annexed to the present deed for the purpose of registration.

The following articles of incorporation of a company have then been drawn up:

Chapter I. Form, Name, Registered Office, Object, Duration.

Article 1. Form

There is forméd a private limited liability company (hereafter the “Company”), which will be governed by the laws pertaining to such an entity, and in particular by the law of August 10th, 1915 on commercial companies as amended (hereafter the “Law”), as well as by the present articles of association (hereafter the “Articles”).

The Company is initially composed of one single Shareholder, subscriber of all the shares. The Company may however at any time be composed of several Shareholders, but not exceeding forty (40) Shareholders, notably as a result of the transfer of shares or the issue of new shares.

Article 2. Object

The purpose of the Company is the holding of ownership interests, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management of such ownership interests. It may participate in the creation, development, management and control of any company or enterprise, being an affiliate or not. It may further invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.

Article 3. Duration

The Company is forméd for an unlimited period of time.

Article 4. Name

The Company will have the name of “Eaton Technologies (Luxembourg) S.à r.l.”.

Article 5. Registered Office

The registered office of the Company is established in Luxembourg-City.

It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its Shareholders deliberating in the manner provided for amendments to the Articles.

The address of the registered office may be transferred within the municipality by simple decision of the Manager or in case of plurality of Managers, by a decision of the Board of Managers.

The Company may have offices and branches, both in Luxembourg and abroad.

CHAPTER II. CAPITAL, SHARES

Article 6. Subscribed Capital

The share capital is set at twelve thousand five hundred euro (EUR 12,500.-) divided into twelve thousand five hundred (12,500) shares with a nominal value of one euro (EUR 1.-) each, all of which are fully paid up.

In addition to the corporate capital, there may be set up a premium account into which any premium paid on any share in addition to its par value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may redeem from its shareholders, to offset any net realized losses, to make distributions to the shareholders or to allocate funds to the legal reserve.

Article 7. Increase and reduction of capital

The capital may be changed at any time by a decision of the single Shareholder or by a decision of the Shareholders’ meeting voting with the quorum and majority rules set out by article 18 of these Articles, or, as the case may be, by the Law for any amendment to these Articles.

Article 8. Shares

Each share entitles its owner to equal rights in the profits and assets of the Company and to one vote at the general meetings of Shareholders. Ownership of a share carries implicit acceptance of the Articles of the Company and the resolutions of the single Shareholder or the general meeting of Shareholders.

Each share is indivisible as far as the Company is concerned.

Co-owners of shares must be represented towards the Company by a common attorney-in-fact, whether appointed amongst them or not.

The single Shareholder may transfer freely its shares when the Company is composed of a single Shareholder. The shares may be transferred freely amongst Shareholders when the Company is composed of several Shareholders. The shares may be transferred to non-shareholders only with the authorization of the general meeting of Shareholders representing at least three quarters of the capital, in accordance with article 189 of the Law.

The transfer of shares must be evidenced by a notarial deed or by a deed under private seal. Any such transfer is not binding upon the Company and upon third parties unless duly notified to the Company or accepted by the Company, in pursuance of article 1690 of the Civil Code.

The Company may redeem its own shares in accordance with the provisions of the Law.

Article 9. Incapacity, bankruptcy or insolvency of a shareholder

The Company shall not be dissolved by reason of the death, suspension of civil rights, insolvency or bankruptcy of the single Shareholder or of one of the Shareholders.

CHAPTER III. MANAGER(s)

Article 10. Manager(s), Board of Managers

The Company is managed by one or several Managers. If several Managers have been appointed, they will constitute a Board of Managers.

The members of the Board may be split in two categories, respectively denominated “Category A Managers” and “Category B Managers”.

The Managers need not to be Shareholders. The Managers may be removed at any time, with or without legitimate cause, by a resolution of Shareholders holding a majority of votes.

Each Manager will be elected by the single Shareholder or by the Shareholders’ meeting, which will determine their number and the duration of their mandate. They may be removed at any time, with or without cause, by a resolution of the single Shareholder or by a resolution of the Shareholders’ meeting.

Article 11. Powers of the Manager(s)

In dealing with third parties, the Manager or the Board of Managers will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s object and provided the terms of this article shall have been complied with.

All powers not expressly reserved by law or the present Articles to the general meeting of Shareholders fall within the competence of the Manager or Board of Managers.

Towards third parties, the Company shall be bound by the sole signature of its single Manager or, in case of plurality of Managers, by the joint signature of any two Managers of the Company. In case the Managers are split in two categories, the Company shall obligatorily be bound by the joint signature of one Category A Manager and one Category B Manager.

If the Managers are temporarily unable to act, the Company’s affairs may be managed by the sole Shareholder or, in case the Company has several Shareholders, by the Shareholders acting under their joint signatures.

The Manager or Board of Managers shall have the rights to give special proxies for determined matters to one or more proxyholders, selected from its members or not either Shareholders or not.

Article 12. Day-to-day management

The Manager or Board of Managers may delegate the day-to-day management of the Company to one or several Manager(s) or agent(s) and will determine the Manager’s / agent’s responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of his agency. It is understood that the day-to-day management is limited to acts of administration and thus, all acts of acquisition, disposition, financing and refinancing have to obtain the prior approval from the Board of Managers.

Article 13. Meetings of the Board of Managers

The Board of Managers may elect a chairman from among its members. If the chairman is unable to be present, his place will be taken by election among Managers present at the meeting.

The Board of Managers may elect a secretary from among its members.

The meetings of the Board of Managers are convened by the chairman, the secretary or by any two Managers. The Board of Managers may validly debate without prior notice if all the Managers are present or represented.

A Manager may be represented by another member of the Board of Managers.

The Board of Managers can only validly debate and make decisions if a majority of its members is present or represented by proxies. In case the Managers are split in two categories, at least one Category A Manager and one Category B shall be present or represented. Any decisions made by the Board of Managers shall require a simple majority including at least the favorable vote of one Category A Manager and of one Category B Manager. In case of ballot, the chairman of the meeting has a casting vote.

In case of a conflict of interest as defined in article 15 below, the quorum requirement shall apply without taking into account the affected Manager or Managers.

One or more Managers may participate in a meeting by means of a conference call or by any similar means of communication initiated from Luxembourg enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equal to a physical presence at the meeting. Such a decision can be documented in a single document or in several separate documents having the same content signed by all members having participated.

A written decision, signed by all Managers, is proper and valid as though it had been adopted at a meeting of the Board of Managers, which was duly convened and held.

Such a decision can be documented in a single document or in several separate documents having the same content signed by all members of the Board of Managers.

Article 14. Liability- Indemnification

The Board of Managers assumes, by reason of its position, no personal liability in relation to any commitment validly made by it in the name of the Company.

The Company shall indemnify any Manager or officer and his heirs, executors and administrators, against any damages or compensations to be paid by him/her or expenses or costs reasonably incurred by him/her, as a consequence or in connection with any action, suit or proceeding to which he/she may be made a party by reason of his/her being or having been a Manager or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he/she is not entitled to be indemnified, except in relation to matters as to which he/she shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence, fraud or willful misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which such Manager or officer may be entitled.

Art. 15. Conflict of Interests

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Managers or any officer of the Company has a personal interest in, or is a Manager, associate, member, officer or employee of such other company or firm. Except as otherwise provided for hereafter, any Manager or officer of the Company who serves as a Manager, associate, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Notwithstanding the above, in the event that any Manager of the Company may have any personal interest in any transaction conflicting with the interest of the Company, he shall make known to the Board of Managers such personal interest and shall not consider or vote on any such transaction, and such transaction and such Manager’s or officer’s interest therein shall be reported to the single Shareholder or to the next general meeting of Shareholders.

CHAPTER IV. SHAREHOLDER(s)

Art. 16. General meeting of Shareholders

If the Company is composed of one single Shareholder, the latter exercises the powers granted by law to the general meeting of Shareholders.

If the Company is composed of no more than twenty-five (25) Shareholders, the decisions of the Shareholders may be taken by a vote in writing on the text of the resolutions to be adopted which will be sent by the Board of Managers to the Shareholders by registered mail. In this latter case, the Shareholders are under the obligation to, within a delay of fifteen days as from the receipt of the text of the proposed resolution, cast their written vote and mail it to the Company.

Unless there is only one single Shareholder, the Shareholders may meet in a general meeting of Shareholders upon call in compliance with Luxembourg law by the Board of Managers, subsidiarily by Shareholders representing half the corporate capital. The notice sent to the Shareholders in accordance with the law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.

If all the Shareholders are present or represented at a Shareholders’ meeting and if they state that they have been informéd of the agenda of the meeting, the meeting may be held without prior notice.

A Shareholder may act at any meeting of the Shareholders by appointing in writing, by fax or telegram as his proxy another person who need not be a Shareholder.

Shareholders’ meetings, including the annual general meeting, may be held abroad if, in the judgment of the Board of Managers, which is final, circumstances of “force majeure” so require.

Art. 17. Powers of the meeting of Shareholders

Any regularly constituted meeting of Shareholders of the Company represents the entire body of Shareholders.

Subject to all the other powers reserved to the Board of Managers by law or the Articles and subject to the object of the Company, it has the broadest powers to carry out or ratify acts relating to the operations of the Company.

Art. 18. Procedure, Vote

Any resolution whose purpose is to amend the present Articles or whose adoption is subject by virtue of these Articles or, as the case may be, the Law, to the quorum and majority rules set for the amendment of the Articles will be taken by a majority of Shareholders representing at least three quarters of the capital.

Except as otherwise required by law or by the present Articles of Incorporation, all other resolutions will be taken by Shareholders representing more than half of the capital.

One vote is attached to each share.

CHAPTER V. FINANCIAL YEAR, FINANCIAL STATEMENTS, DISTRIBUTION OF PROFITS

Article 19. Financial Year

The Company’s accounting year starts on January 1st and ends on December 31st of each year.

Article 20. Adoption of financial statements

At the end of each accounting year, the Company’s accounts are established and the Board of Managers prepares an inventory including an indication of the value of the Company’s assets and liabilities.

The balance sheet and the profit and loss account are submitted to the single Shareholder or, as the case may be, to the general meeting of Shareholders for approval.

Each Shareholder may inspect the above inventory and balance sheet at the Company’s registered office.

Article 21. Appropriation of profits

The credit balance of the profit and loss account, after deduction of the expenses, costs, amortization, charges and provisions represents the net profit of the Company.

Every year five per cent (5%) of the net profit will be transferred to the statutory reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued capital but must be resumed till the reserve fund is entirely reconstituted if, at any time and for any reason whatever, it has been broken into.

The balance is at the disposal of the Shareholders.

The excess is distributed among the Shareholders. However, the Shareholders may decide, at the majority vote determined by the relevant laws, that the profit, after deduction of the reserve and interim dividends if any, be either carried forward or transferred to an extraordinary reserve.

Article 22. Interim dividends

Interim dividends may be distributed, at any time, under the following conditions:

• Interim accounts are established by the manager or the Board of Managers;

• These accounts show a profit including profits carried forward or transferred to an extraordinary reserve;

• The decision to pay interim dividends is taken by the Manager or the Board of Managers;

• The payment is made once the Company has obtained the assurance that the rights of the creditors of the Company are not threatened and once five percent (5%) of the net profit of the current year has been allocated to the legal reserve.

CHAPTER VI. DISSOLUTION, LIQUIDATION

Article 23. Dissolution, liquidation

At the time of winding up the Company the liquidation will be carried out by one or several liquidators, shareholders or not, appointed by the Shareholder(s) who shall determine their powers and remuneration.

CHAPTER VII. APPLICABLE LAW

Article 24. Applicable Law

Reference is made to the provisions of the Law for all matters for which no specific provision is made in these Articles.

Subscription and Payment

The Articles of Incorporation of the Company having thus been recorded by the notary, the Company’s shares have been subscribed and the nominal value of these shares, as well as a share premium, as the case may be, has been one hundred per cent (100%) paid in cash as follows:

Shareholders	subscribed capital	number of shares	amount paid-in
Eaton Holding XI S. à. r.l.	EUR 12,500.-	12,500	EUR 12,500.-

Total:	EUR 12,500.-	12,500	EUR 12,500.-

The amount of twelve thousand five hundred euro (EUR 12,500.-) was thus as from that moment at the disposal of the Company, evidence thereof having been submitted to the undersigned notary who states that the conditions provided for in article 183 of the law of 10 August 1915 on commercial companies, as amended, have been observed.

Expenses

The amount of the costs, expenses, fees and charges, of any kind whatsoever, which are due from the Company or charged to it as a result of its incorporation are estimated at approximately one thousand two hundred euro (EUR 1,200.-).

Transitory Provision

The first financial year of the Company will begin on the date of formation of the Company and will end on the last day of December of 2013.

SHAREHOLDERS RESOLUTIONS

First Resolution

The general meeting of Shareholders resolved to establish the registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg.

Second Resolution

The general meeting of Shareholders resolved to set at three (3) the number of Managers and further resolved to appoint the following for an unlimited duration:

-Mr Bruno Roger LAWAREE, manager, born on 4 February 1975 in Namur, Belgium, professionally residing at 7, route de la Longeraie, CH-1110 Morges, Switzerland;

-Ms Sabine Colette KNOBLOCH, financial analyst, born on 23 December 1967 in Yutz, France, residing professionally at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg;

-Mr Gregory Ghislain DUJARDIN, financial analyst, born on 22 August 1973 in Dinant, Belgium, residing professionally at 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg.

The undersigned notary who knows and speaks English, stated that on request of the appearing person, the present deed has been worded in English followed by a French version; on request of the same person and in case of divergences between the English and the French text, the English text will prevail.

Whereupon the present deed was drawn up in Luxembourg by the undersigned notary, on the day referred to at the beginning of this document.

The document having been read to the appearing person, who is known to the undersigned notary by his surname, first name, civil status and residence, such person signed together with the undersigned notary, this original deed.

SUIT LA TRADUCTION FRANÇAISE DU TEXTE QUI PRÉCÈDE:

L’an deux mille douze, le quatorze novembre.

Pardevant Maître Marc Loesch, notaire de résidence à Mondorf-les-Bains, (Grand-Duché de Luxembourg).

A comparu:

Eaton Holding S.à r.l., une société à responsabilité limitée régie par les lois du Grand-Duché de Luxembourg, ayant un capital social de douze mille cinq cents euros (EUR 12.500,-), avec siège social au 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duché de Luxembourg, et immatriculée au Registre de Commerce et des Sociétés sous le numéro B 9.145, représentée par avocat, demeurant professionnellement à Luxembourg, en vertu d’une procuration donnée le 9 novembre 2012; laquelle procuration, signée par le mandataire et le notaire soussigné, restera annexée au présent acte aux fins d’enregistrement.

Les statuts qui suivent ont ainsi été rédigés:

Chapitre I. Forme, Dénomination, Siège, Objet, Durée.

Article 1. Forme

Il est formé une société à responsabilité limitée qui sera régie par les lois relatives à une telle entité (ci-après « la Société »), et en particulier la loi du 10 août 1915 relative aux sociétés commerciales, telle que modifiée (ci-après « la Loi »), ainsi que par les présents statuts de la Société (ci-après « les Statuts »).

La Société comporte initialement un Associé unique, propriétaire de la totalité des parts sociales. Elle peut cependant, à toute époque, comporter plusieurs Associés, dans la limite de quarante (40) Associés, par suite notamment, de cession ou transmission de parts sociales ou de création de parts sociales nouvelles.

Article 2. Objet

La Société a pour objet la détention de participations, tant au Luxembourg qu’à l’étranger, dans d’autres sociétés ou entreprises sous quelque forme que ce soit et la gestion de ces participations. La Société pourra en particulier acquérir par souscription, achat, et échange ou de toute autre manière tous titres, actions et autres valeurs de participation, obligations, créances, certificats de dépôt et en général toutes valeurs ou instruments financiers émis par toute entité publique ou privée, y compris des sociétés de personnes. Elle pourra participer dans la création, le développement, la gestion et le contrôle de toute société ou entreprise. Elle pourra en outre investir dans l’acquisition et la gestion d’un portefeuille de brevets ou d’autres droits de propriété intellectuelle de quelque nature ou origine que ce soit.

Article 3. Durée

La Société est constituée pour une durée illimitée.

Article 4. Dénomination

La Société a comme dénomination « Eaton Technologies (Luxembourg) S. à r.l. ».

Article 5. Siège social

Le siège social est établi à Luxembourg-Ville.

Il peut être transféré en tout autre endroit du Grand-Duché de Luxembourg par une délibération de l’assemblée générale extraordinaire des Associés délibérant comme en matière de modification des Statuts.

L’adresse du siège social peut être déplacée à l’intérieur de la commune par simple décision du Gérant, ou en cas de pluralité de Gérants, du Conseil de Gérance.

La Société peut avoir des bureaux et des succursales tant au Luxembourg qu’à 1’ étranger.

Chapitre II. Capital, parts sociales.

Article 6. Capital souscrit

Le capital social est fixé a douze mille cinq cents euros (EUR 12.500,-) divisé en douze mille cinq cents (12.500) parts sociales ayant une valeur nominale d’un euro (EUR 1,-) chacune, chaque part étant entièrement libérée.

En plus du capital social, un compte de prime d’émission peut être établi auquel toutes les primes payées sur une part sociale en plus de la valeur nominale seront transférées. L’avoir de ce compte de primes peut être utilisé pour effectuer le remboursement en cas de rachat des parts sociales des actionnaires par la Société, pour compenser des pertes nettes réalisées, pour effectuer des distributions aux actionnaires, ou pour être affecté a la réserve légale.

Article 7. Augmentation et diminution du capital social

Le capital émis de la Société peut être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l’Associé unique ou des Associés adoptée aux conditions de quorum et de majorité exigées par ces Statuts ou, selon le cas, par la loi pour toute modification des Statuts.

Article 8. Parts sociales

Chaque part sociale confère à son propriétaire un droit égal dans les bénéfices de la Société et dans tout l’actif social et une voix à l’assemblée générale des Associés. La propriété d’une part sociale emporte de plein droit adhésion aux statuts de la Société et aux décisions de l’Associé unique ou des Associés.

Chaque part est indivisible à l’égard de la Société.

Les propriétaires indivis de parts sociales sont tenus de se faire représenter auprès de la Société par un mandataire commun pris parmi eux ou en dehors d’eux.

Les cessions ou transmissions de parts sociales détenues par l’Associé unique sont libres, si la Société a un Associé unique. Les parts sociales sont librement cessibles entre Associés, si la Société a plusieurs Associés. Les parts sociales ne peuvent être cédées entre vifs à des non-associés que moyennant l’agrément des Associés représentant les trois quarts du capital social, en conformité avec l’article 189 de la Loi.

La cession de parts sociales doit être formalisée par acte notarié ou par acte sous seing privé. De telles cessions ne sont opposables à la Société et aux tiers qu’après qu’elles aient été signifiées à la Société ou acceptées par elle conformément à l’article 1690 du Code Civil.

La Société peut racheter ses propres parts sociales conformément aux dispositions légales.

Article 9. Incapacité, faillite ou déconfiture d’un associé

La Société ne sera pas dissoute par suite du décès, de la suspension des droits civils, de l’insolvabilité ou de la faillite de l’Associé unique ou d’un des Associés.

Chapitre III. Gérant(s).

Article 10. Gérants, Conseil de Gérance

La Société est gérée par un ou plusieurs Gérants. Si plusieurs Gérants sont nommés, ils constitueront un Conseil de Gérance. Les membres peuvent ou non être répartis en deux catégories, nommés respectivement «Gérants de catégorie A» et «Gérants de catégorie B».

Les Gérants ne doivent pas être Associés. Ils peuvent être révoqués à tout moment, avec ou sans justification légitime, par une décision des Associés représentant une majorité des voix.

Chaque Gérant sera nommé par l’Associé unique ou les Associés, selon le cas, qui détermineront leur nombre et la durée de leur mandat. Ils peuvent être révoqués à tout moment, avec ou sans motif, par décision de l’Associé unique ou des Associés.

Article 11. Pouvoirs du/des Gérants)

Dans les rapports avec les tiers, le Conseil de Gérance a tous pouvoirs pour agir au nom de la Société dans toutes les circonstances et pour effectuer et approuver tous actes et opérations conformément à l’objet social et pourvu que les termes du présent article aient été respectés.

Tous les pouvoirs non expressément réservés à l’assemblée générale des Associés par la Loi ou les Statuts seront de la compétence du Conseil de Gérance.

Envers les tiers, la société est valablement engagée par la signature de son Gérant unique ou, en cas de pluralité de Gérants, par la signature conjointe de deux Gérants. Dans l’éventualité où deux catégories de Gérants sont créées, la Société sera obligatoirement engagée par la signature conjointe d’un Gérant de catégorie A et d’un Gérant de catégorie B.

Si les gérants sont temporairement dans l’impossibilité d’agir, la Société pourra être gérée par l’Associé unique ou en cas de pluralité d’Associés, par les Associés agissant conjointement.

Le Conseil de Gérance a le droit de déléguer certains pouvoirs déterminés à un ou plusieurs mandataires, sélectionnés parmi ses membres ou pas, qu’ils soient Associés ou pas.

Article 12. Gestion journalière

Le Gérant ou le Conseil de Gérance peut déléguer la gestion journalière de la Société a un ou plusieurs Gérant(s) ou mandataire(s) et déterminera les responsabilités et rémunérations (éventuelle) des Gérants/ mandataires, la durée de la période de représentation et toute autre condition pertinente de ce mandat. Il est convenu que la gestion journalière se limite aux actes d’administration et qu’en conséquence, tout acte d’acquisition, de disposition, de financement et refinancement doivent ’être préalablement approuves par le Conseil de Gérance.

Article 13. Réunions du Conseil de Gérance

Le Conseil de Gérance peut élire un président parmi ses membres. Si le président ne peut être présent, un remplaçant sera élu parmi les Gérants présents à la réunion.

Le Conseil de ce peut élire un secrétaire parmi ses membres.

Les réunions du Conseil de Gérance sont convoquées par le président, le secrétaire ou par deux Gérants. Le Conseil de Gérance peut valablement délibérer sans convocation préalable si tous les Gérants sont présents ou représentés.

Un Gérant peut en représenter un autre au Conseil.

Le Conseil de Gérance ne peut délibérer et prendre des décisions valablement que si une majorité de ses membres est présente ou représentée par procurations. Dans l’éventualité où deux catégories de Gérants sont créées, au moins un Gérant de catégorie A et un Gérant de catégorie B devra être présent ou représenté.

Toute décision du Conseil de Gérance doit être prise à majorité simple, avec au moins le vote affirmatif d’un Gérant de catégorie A et d’un Gérant de catégorie B dans l’éventualité où deux catégories de Gérants sont créées. En cas de ballottage, le président du conseil a un vote prépondérant.

En cas de conflit d’intérêt tel que défini à l’article 15 ci-dessous, les exigences de quorum s’appliqueront sans prendre en compte le ou les Gérants concernés.

Chaque Gérant et tous les Gérants peuvent participer aux réunions du conseil par conference call ou par tout autre moyen similaire de communication, à partir du Luxembourg, ayant pour effet que tous les Gérants participant au conseil puissent se comprendre mutuellement. Dans ce cas, le ou les Gérants concernés seront censés avoir participé en personne à la réunion. Cette décision peut être documentée dans un document unique ou dans plusieurs documents séparés ayant le même contenu, signe(s) par tous les participants.

Une décision prise par écrit, approuvée et signée par tous les Gérants, produira effet au même titre qu’une décision prise a une réunion du Conseil de Gérance, dûment convoquée et tenue.

Cette décision peut être documentée dans un document unique ou dans plusieurs documents séparés ayant le même contenu, signé(s) par tous les participants.

Article 14. Responsabilité, indemnisation

Les Gérants ne contractent à raison de leur fonction, aucune obligation personnelle relativement aux engagements régulièrement pris par eux au nom de la Société.

La Société devra indemniser tout Gérant ou mandataire et ses héritiers, exécutant et administrant, contre tous dommages ou compensations devant être payés par lui/elle ainsi que les dépenses ou les coûts raisonnablement engagés par lui/elle, en conséquence ou en relation avec toute action, procès ou procédures à propos desquelles il/elle pourrait être partie en raison de son/sa qualité ou ancienne qualité de Gérant ou mandataire de la Société, ou, à la requête de la Société, de toute autre société où la Société est un associé ou un créancier et par quoi il/elle n’a pas droit à être indemnisé(e), sauf si cela concerne des questions à propos desquelles il/elle sera finalement déclaré(e) impliqué(e) dans telle action, procès ou procédures en responsabilité pour négligence grave, fraude ou mauvaise conduite préméditée.

Dans l’hypothèse d’une transaction, l’indemnisation sera octroyée seulement pour les points couverts par l’accord et pour lesquels la Société a été avertie par son avocat que la personne à indemniser n’a pas commis une violation de ses obligations telle que décrite ci-dessus. Les droits d’indemnisation ne devront pas exclure d’autres droits auxquels tel Gérant ou mandataire pourrait prétendre.

Article 15. Conflit d’intérêt

Aucun contrat ou autre transaction entre la Société et d’autres sociétés ou firmes ne sera affecté ou invalide par le fait qu’un ou plusieurs Gérants ou fondés de pouvoirs de la Société y auront un intérêt personnel, ou en seront Gérant, associé, fondé de pouvoirs ou employé. Sauf dispositions contraires ci-dessous, un Gérant ou fondé de pouvoirs de la Société qui remplira en même temps des fonctions d’administrateur, associé, fondé de pouvoirs ou employé d’une autre société ou firme avec laquelle la Société contractera ou entrera autrement en relations d’affaires, ne sera pas, pour le motif de cette appartenance à cette société ou firme, automatiquement empêché de donner son avis et de voter ou d’agir quant à toutes opérations relatives à un tel contrat ou autre affaire.

Nonobstant ce qui précède, au cas où un Gérant ou fondé de pouvoirs aurait un intérêt personnel dans une opération de la Société, entrant en conflit avec les intérêts de la Société, il en avisera le Conseil de Gérance et il ne pourra prendre part aux délibérations ou émettre un vote au sujet de cette opération. Cette opération ainsi que l’intérêt personnel du Gérant ou du fondé de pouvoirs seront portés à la connaissance de l’actionnaire unique ou des actionnaires au prochain vote par écrit ou à la prochaine assemblée générale des associés.

Chapitre IV. Associé(s).

Article 16. Assemblée générale des associés

Si la Société comporte un Associé unique, celui-ci exerce tous les pouvoirs qui sont dévolus par la loi a l’assemblée générale des Associés.

Si la Société ne comporte pas plus de vingt-cinq (25) Associés, les décisions des Associés peuvent être prises par vote écrit sur le texte des résolutions à adopter, lequel sera envoyé par le Conseil de Gérance aux Associés par lettre recommandée. Dans ce dernier cas les Associés ont l’obligation d’émettre leur vote écrit et de l’envoyer à la Société, dans un délai de quinze jours suivant la réception du texte de la résolution proposée.

A moins qu’il n’y ait qu’un Associé unique, les Associés peuvent se réunir en assemblée générale conformément aux conditions fixées par la loi sur convocation par le Conseil de Gérance, ou à défaut, par le réviseur d’entreprises, ou à leur défaut, par des Associés représentant la moitié du capital social. La convocation envoyée aux Associés en conformité avec la loi indiquera la date, l’heure et le lieu de l’assemblée et elle contiendra l’ordre du jour de l’assemblée générale ainsi qu’une indication des affaires qui y seront traitées.

Au cas où tous les Associés sont présents ou représentés et déclarent avoir eu connaissance de l’ordre du jour de l’assemblée, celle-ci peut se tenir sans convocation préalable.

Tout Associé peut prendre part aux assemblées en désignant par écrit, par télécopieur ou par télégramme un mandataire, lequel peut ne pas être Associé.

Les assemblées générales des Associés, y compris l’assemblée générale annuelle, peuvent se tenir à l’étranger chaque fois que se produiront des circonstances de force majeure qui seront appréciées souverainement par le Conseil de Gérance.

Art. 17. Pouvoirs de l’assemblée générale

Toute assemblée générale des Associés régulièrement constituée représente l’ensemble des Associés.

Sous réserve de tous autres pouvoirs réserves au Conseil de Gérance en vertu de la loi ou les Statuts et conformément à l’objet social de la Société, elle a les pouvoirs les plus larges pour décider ou ratifier tous actes relatifs aux opérations de la Société.

Art. 18. Procédure - Vote

Toute décision dont l’objet est de modifier les présents Statuts ou dont l’adoption est soumise par les présents Statuts, ou selon le cas, par la loi aux règles de quorum et de majorité fixée pour la modification des statuts sera prise par une majorité des Associés représentant au moins les trois quarts du capital.

Sauf disposition contraire de la loi ou des présents Statuts, toutes les autres décisions seront prises par les Associés représentant plus de la moitié du capital social.

Chaque action donne droit à une voix.

Chapitre V. Année sociale, Répartition.

Article 19. Année sociale

L’année sociale commence le 1 er janvier et se termine le 31 décembre de chaque armée.

Article 20. Approbation des comptes annuels

Chaque année, à la fin de l’exercice social, les comptes de la Société sont établis et le Conseil de Gérance prépare un inventaire comprenant l’indication de la valeur des actifs et passifs de la Société.

Les comptes annuels et le compte des profits et pertes sont soumis à l’agrément de l’Associé unique ou, suivant le cas, des Associés.

Tout Associé peut prendre connaissance desdits inventaires et bilan au siège social.

Article 21. Affectation des résultats

L’excédent favorable du compte de profits et pertes, après déduction des frais, charges et amortissements et provisions, constitue le bénéfice net de la Société.

Chaque année, cinq pour cent (5%) du bénéfice net seront affectés à la réserve légale.

Ces prélèvements cesseront d’être obligatoires lorsque la réserve légale aura atteint un dixième du capital social, mais devront être repris jusqu’à entière reconstitution, si à un moment donné et pour quelque cause que ce soit, le fonds de réserve se trouve entamé.

Le solde du bénéfice net est distribué entre les Associés.

Le surplus est distribué entre les Associés. Néanmoins, les Associés peuvent, a la majorité prévue par la loi, décider qu’après déduction de la réserve légale et des dividendes intérimaire le cas échéant, le bénéfice sera reporte à nouveau ou transféré à une réserve spéciale.

Article 22. Dividendes intérimaires

Des acomptes sur dividendes peuvent être distribués à tout moment, sous réserve du respect des conditions suivantes :

• Des comptes intérimaires doivent être établis par le Gérant ou par le Conseil de Gérance,

• Ces comptes intérimaires, les bénéfices reportes ou affectés a une réserve extraordinaire y inclus, font apparaître un bénéfice,

• Le Gérant ou le Conseil de Gérance est seul compétent pour décider de la distribution d’acomptes sur dividendes,

• Le paiement n’est effectué par la Société qu’après avoir obtenu l’assurance que les droits des créanciers ne sont pas menacés et une fois que cinq pourcents (5%) du profit net de l’année en cours a été attribué à la réserve légale.

Chapitre VI. Dissolution, Liquidation.

Article 23. Dissolution, Liquidation

Au moment de la dissolution de la Société, la liquidation sera assurée par un ou plusieurs liquidateurs, Associés ou non, nommés par les Associé(s) qui détermineront leurs pouvoirs et rémunérations.

Chapitre VII. Loi applicable.

Article 24. Loi applicable

Pour tout ce qui ne fait pas l’objet d’une prévision spécifique par les Statuts, il est fait référence à la Loi.

Souscription et Paiement

Les Statuts de la Société ont donc été enregistrés par le notaire, les parts sociales de la Société ont été souscrites et la valeur nominale de ces parts sociales, de même que la prime d’émission, le cas échéant a été payée à cent pour cent (100%) en espèces ainsi qu’il suit:

Associés	Capital souscrit	nombre de parts sociales	montant libéré
Eaton Holding XI S.à.r.l.	EUR 12.500,-	12.500	EUR 12.500,-

Total:	EUR 12.500,-	12.500	EUR 12.500,-

Le montant de douze mille cinq cents euro (EUR 12.500,-) est donc à cemoment à la disposition de la Société, preuve en a été faite au notaire soussigné qui constate que les conditions prévues par l’article 183 de la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée, ont été observées.

Frais

Les frais, dépenses, rémunérations et charges de toutes espèces qui incombent à la Société en raison de sa constitution sont estimes a environ mille deux cents euros (EUR 1.200.-).

Disposition transitoire

Le premier exercice social commencera à la date de constitution de la Société et s’achèvera le dernier jour de décembre de 2013.

ASSEMBLEE GENERALE EXTRAORDINAIRE

Première Résolution

L’assemblée générale des associés a décidé d’établir le siège social a 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duché du Luxembourg.

Deuxième Résolution

L’assemblée générale des associés a décidé de fixer a trois (3) le nombre de Gérants et a décidé de plus de nommer les personnel suivantes pour une période indéterminée :

-M. Bruno Roger LAWAREE, gérant, né le 4 février 1975 à Namur, Belgique, demeurant professionnellement au 7, route de la Longeraie, CH-1110 Morges, Suisse;

- Mme Sabine Colette KNOBLOCH, analyste financier, née le 23 décembre 1967 à Yutz, France, demeurant professionnellement au 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duché de Luxembourg;

- M. Gregory Ghislain DUJARDIN, analyste financier, né le 22 août 1973 à Dinant, Belgique, demeurant professionnellement 12, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duché de Luxembourg.

Le notaire soussigné qui connaît et parle la langue anglaise, a déclaré par la présente qu’à la demande du comparant, le présent acte a été rédigé en langue anglaise, suivi d’une version française ; à la demande du même comparant et en cas de divergences entre les textes anglais et français, le texte anglais primera.

Dont acte

Fait et passé à Luxembourg, date qu’en tête des présentes.

Lecture du présent acte faite et interprétation donnée au comparant, connu du notaire soussigné par ses nom, prénom usuel, état et demeure, il a signé avec le notaire soussigné, le présent acte.